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                                                                    Exhibit 3.10

                                CUSTODY AGREEMENT


            MEMORANDUM OF AGREEMENT made this 8th day of December, 2000.

AMONG:

                 VIVENDI UNIVERSAL S.A., a corporation existing under the laws of France (hereinafter referred to as "Vivendi"),

                           - and -

                 VIVENDI UNIVERSAL EXCHANGECO INC., a corporation existing under the laws of Canada (hereinafter referred to as "Vivendi Universal Exchangeco"),

                           - and -

                 CIBC Mellon Trust Company, as custodian, a trust company incorporated under the laws of Canada
                 (hereinafter referred to as the "Custodian"),


         WHEREAS in connection with the Merger Agreement as herein defined, Vivendi Universal Exchangeco is to issue Exchangeable Shares as herein defined to certain holders of common shares of The Seagram Company Ltd. ("Seagram") under the Arrangement as herein defined, as contemplated in the Merger Agreement;

         AND WHEREAS under the Merger Agreement, Vivendi and Vivendi Universal Exchangeco are required to execute a custody agreement substantially in the form of this Agreement;

         AND WHEREAS pursuant to the Transfer Agreement as herein defined, Vivendi has transferred to the Custodian, on behalf of the Holders as herein defined, a number of Vivendi Voting Rights equal to the number of Exchangeable Shares issued pursuant to the Plan of Arrangement;

         AND WHEREAS each Vivendi Voting Right entitles the Holder to one vote at Vivendi shareholders meetings subject to the provisions of the Vivendi Statuts as herein defined;

         NOW THEREFORE in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

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                                    ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

1.1. Definitions. In this Agreement, the following terms shall have the following meanings:

        "Accredited Intermediary" means an entity qualifying as an accredited intermediary eligible to hold securities of Vivendi in bearer form under French law and appointed pursuant to Section 2.3;

        "Affiliate" has the meaning ascribed thereto in the Securities Act;

        "Arrangement" means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement;

        "Beneficial Owner" means each person owning from time to time any beneficial interest in the Exchangeable Shares through any agent or financial intermediary;

        "Business Day" means any day on which commercial banks are generally open for business in Toronto, Ontario, New York City, New York and France, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario, in New York City, New York or in France under applicable laws;

        "CBCA" means the Canada Business Corporations Act, as amended;

        "Claims" has the meaning ascribed thereto in section 7.1;

        "Court" means the Superior Court of Justice (Ontario);

        "Custodian" means CIBC Mellon Trust Company and, subject to the provisions of Article 9, includes any successor custodian;

        "Custodian Parties" has the meaning ascribed thereto in section 5.9;

        "Depositary" means the depositary from time to time under the deposit agreement dated as of April 19, 1995 as amended among Vivendi Universal, the Bank of New York and Owners and Beneficial Owners of American Depositary Receipts for the Vivendi ADSs;

        "Exchange Trust Agreement" means the exchange trust agreement made as of even date of this Agreement among Vivendi Universal Exchangeco, Vivendi and CIBC Mellon Trust Company in connection with the Plan of Arrangement substantially in the form and content of Schedule D annexed to the Merger Agreement;

        "Exchangeable Shares" means the non-voting exchangeable shares in the capital of Vivendi Universal Exchangeco, having the rights, privileges, restrictions and conditions set

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                                      -3-

    out in Appendix 1 to the Plan of Arrangement;

        "Holder" means a registered holder of Exchangeable Shares, each of whom is also the owner of an equivalent number of Vivendi Voting Rights, other than Vivendi and its affiliates;

        "Holder Votes" has the meaning ascribed thereto in section 3.5;

        "Indemnified Parties" has the meaning ascribed thereto in section 7.1;

        "Limitation Instruction" has the meaning ascribed thereto in section 3.2 hereof;

        "Merger Agreement" means the agreement made as of June 19, 2000 among Vivendi, Seagram, Canal Plus S.A., Sofiee S.A. and Vivendi Universal Exchangeco, as amended, providing for, among other things, the Arrangement;

        "Officer's Certificate" means, with respect to Vivendi, or Vivendi Universal Exchangeco, as the case may be, a certificate signed by any officer or director of Vivendi or Vivendi Universal Exchangeco, as the case may be;

        "Person" includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status;

        "Plan of Arrangement" means the plan of arrangement relating to the arrangement of Seagram under section 192 of the CBCA substantially in the form and content of Schedule F annexed to the Merger Agreement as amended pursuant to the terms thereof;

        "Receipt Date" has the meaning ascribed thereto in section 3.2;

        "Securities Act" means the Securities Act (Ontario) and the rules and regulations thereunder, as in force on the date hereof;

        "Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares set forth in Appendix I to the Plan of Arrangement;

        "Support Agreement" means the support agreement made as of even date of this Agreement among Vivendi, Vivendi Universal Holdings and Vivendi Universal Exchangeco in connection with the Plan of Arrangement substantially in the form and content of Schedule H to the Merger Agreement as amended pursuant to the terms of the Support Agreement;

        "Transfer Agreement" means the transfer agreement made as of even date of this Agreement between Vivendi and CIBC Mellon Trust Company, as transferee, pursuant to

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    which, inter alia, Vivendi transferred the Vivendi Voting Rights to the custodian for and on behalf of the Holders;

        "Vivendi ADSs " has the meaning ascribed thereto in the Share
    Provisions;

        "Vivendi Meeting" means a meeting of shareholders of Vivendi at which holders of Vivendi Shares are entitled to vote;

        "Vivendi Parties" has the meaning ascribed thereto in section 12.1;

        "Vivendi Shares" means (i) the ordinary shares in registered or bearer form in the capital of Vivendi, heretofore validly issued and outstanding as fully paid and nonassessable or hereafter validly issued and outstanding as fully paid and nonassessable; and (ii) if there shall occur any change in nominal value, a change in par value, a subdivision or consolidation or any other reclassification or upon any recapitalization, reorganization, merger, consolidation, liquidation or sale of assets affecting Vivendi, the successor securities resulting from such change in nominal value, par value, subdivision or consolidation or such other reclassification or such other event;

        "Vivendi Successor" has the meaning ascribed thereto in section 8.1;

        "Vivendi Universal Holdings" has the meaning ascribed thereto in the Share Provisions;

        "Vivendi Voting Right" means an "action en nue propriete" under French law, which, subject to the provisions of the Transfer Agreement, among other things, represents one vote on the same basis and in the same circumstances as one Vivendi Share or any new Vivendi Voting Right as described in section 3.3;

        "Vivendi's Statuts" means the articles of incorporation of Vivendi as amended from time to time;

        "Voting Instruction Card" has the meaning ascribed thereto in section 3.2; and

        "Voting Instruction Notice" has the meaning ascribed thereto in Section 3.2.

1.2. Interpretation not Affected by Headings, etc. The division of this Agreement into Articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3. Number, Gender, etc. Unless the context otherwise requires, words importing the singular

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                                      -5-


shall include the plural and vice versa. Words importing any gender include all genders.

1.4. Date for any Action. In the event that any day on which any action is required to be taken under this Agreement by any person is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.


                                    ARTICLE 2

                              VIVENDI VOTING RIGHTS

2.1. Receipt of the Vivendi Voting Rights. During the term of this Agreement and subject to the terms and conditions of this Agreement, the Custodian shall:

    (a) hold the Vivendi Voting Rights directly or through an Accredited Intermediary as a sub-custodian solely for and on behalf of the Holders in accordance with the provisions of this Agreement and the Transfer Agreement; and

    (b) except as specifically authorized by this Agreement and the Transfer Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Vivendi Voting Rights, and the Vivendi Voting Rights shall not be exercised or disposed of by the Custodian for any purpose other than the purposes specified in this Agreement.

2.2. Legended Share Certificates. Vivendi Universal Exchangeco will cause each certificate representing Exchangeable Shares to bear an appropriate legend stating that subject to Vivendi's Statuts, Holders may instruct the Custodian with respect to the exercise of the Vivendi Voting Rights. Vivendi Universal Exchangeco will cause such legend to be removed from all such certificates representing Exchangeable Shares acquired by Vivendi and its Affiliates.

2.3 Appointment of Accredited Intermediary. If Vivendi decides the Vivendi Voting Rights are to be held by or registered in the name of an Accredited Intermediary, Vivendi may appoint one or more Accredited Intermediaries on such terms as is reasonably acceptable to the Custodian provided that the Custodian is indemnified in respect of the performance of any Accredited Intermediary under this Agreement.

                                    ARTICLE 3

                                  VOTING RIGHTS

3.1. Fixing of Record Date. Whenever the Custodian shall receive notice of any Vivendi Meeting, the Custodian shall fix a record date for the determination of who shall be entitled to give instructions for the exercise of voting rights at the Vivendi Meeting, which record date shall be the same record date as the corresponding record date fixed by Vivendi, or such other record date as close thereto as practicable as Vivendi may instruct the Custodian to fix.

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3.2. Voting of Vivendi Voting Rights. Upon receipt of notice of any Vivendi
Meeting sent by Vivendi, the Custodian shall, as soon as practicable thereafter, mail to the Holders at Vivendi's expense (a) an English version (or if elected by the Holder a French version) of the notice of such meeting sent by Vivendi to the Custodian pursuant to section 4.1, (b) a statement that the Holders as of the close of business on a record date established by the Custodian and referred to in section 3.1 hereof will be entitled, subject to any applicable provisions of French law and Vivendi's Statuts (which provisions, if any, shall be summarized in pertinent part in such statement), to exercise the voting rights (subject to the procedures and restrictions detailed below), if any, pertaining to the Vivendi Voting Rights, (c) English translations of any materials or other documents provided by Vivendi for the purpose of enabling the Holders to exercise such voting rights, by means of voting by mail (formulaire de vote par correspondance) or by proxy (pouvoirs), or by proxy in blank (pouvoirs en blanc) or otherwise, or to the extent Vivendi is required by U.S. law or U.S. stock exchange rules to send the holders of Vivendi ADSs a document in English that includes substantially the same information, with an equivalent or greater level of detail, in the aggregate, than a non-English document that is to be sent to the holders of Vivendi Shares, the Custodian will send the Holders such document in English in lieu of an English translation of such non-English document if the Depositary sends such document in English to the registered holders of Vivendi ADSs and (d) a voting instruction card (which may include a formulaire de vote par correspondance or procuration) and (when applicable) all other information, authorizations and certifications required under French law to vote Vivendi Voting Rights in registered form and, if applicable Vivendi Voting Rights in bearer form to be prepared by Vivendi (a "Voting Instruction Card") (including a statement as to the manner in which Vivendi Voting Rights with respect to which the Custodian receives an incomplete Voting Instruction Card will be voted) setting forth the date established by the Custodian for the receipt of such Voting Instruction Card (the "Receipt Date") and setting forth the Limitation Instruction (as defined below), and accompanied by the Voting Instruction Notice (as defined below). Vivendi agrees to deliver the foregoing materials to the Custodian sufficiently in advance of such meeting to enable the Custodian to deliver such materials to the Holders sufficiently in advance of the Receipt Date so that the Holders and the Beneficial Owners have a sufficient period of time to complete and return their Voting Instruction Cards prior to the Receipt Date; provided, however, that the Custodian shall have no obligations or be subject to any liability with respect to Vivendi's obligation set forth in this sentence.

         The parties hereto acknowledge that, pursuant to Vivendi's Statuts (as in effect as of the date of this Agreement), shareholders of Vivendi owning, as defined in Vivendi's Statuts and Article L 233-9 of the French Commercial Code to which Vivendi's Statuts refer, in excess of 2% of the total voting power of Vivendi will have their voting rights adjusted through the application of a formula designed to limit the voting power of those shareholder to that which they would possess if 100% of the shareholders were present at the meeting at which the vote in question takes place. This provision is applicable to Holders and Beneficial Owners but Vivendi acknowledges and agrees it shall not consider the Custodian (solely in its capacity as the Custodian), any Accredited Intermediary (solely in its capacity as an Accredited Intermediary) or any agent or financial intermediary holding an interest in an Exchangeable Share (solely to the extent such interest is held for or on behalf of a Beneficial Owner) to be a single shareholder holding in excess of 2% of the total voting power of Vivendi for purposes of Vivendi's Statuts.

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For the purposes of facilitating compliance with the provisions of the preceding paragraph, the Custodian and Vivendi will require that Voting Instruction Cards distributed to Holders and Beneficial Owners contain either an instruction substantially in the form of the following (the "Limitation Instruction"):

         "By completing this Voting Instruction Card and returning it (1) to CIBC Mellon Trust Company, the Custodian for the Vivendi Voting Rights, or (2) to your financial intermediary (if you are voting Vivendi Voting Rights held indirectly though a broker or financial institution), you are representing that you do not own (as defined in Vivendi's Statuts and Article L 233-9 of the French Commercial Code to which Vivendi's Statuts refer) or beneficially own more than 2% of the total voting power of Vivendi Universal (including your voting power through your ownership of Vivendi Voting Rights)."

or, if practicable, a box that, if marked by a Holder or Beneficial Owner, will indicate that such Holder or Beneficial Owner does not own more than 2% of the total voting power of Vivendi, including through ownership of Vivendi Shares, Vivendi ADSs and Vivendi Voting Rights.

Accompanying the Voting Instruction Card shall be an instruction, substantially in the following form (the "Voting Instruction Notice"):

         If you own, as defined under Vivendi's Statuts and Article L 233-9 of the French Commercial Code to which Vivendi's Statuts refer, more than [insert 2% number] of the Vivendi Shares including Vivendi Shares held in the form of Vivendi ADSs and the Vivendi Voting Rights, you must contact the Custodian by sending a written notice by facsimile (514-285-3640) or by registered mail or delivery to CIBC Mellon Trust Company, 16th Floor, 2001 University Street, Montreal, Quebec H3A 2A6 to obtain instructions as to how to exercise your voting rights. The Custodian will require you to identify the total number of Vivendi Voting Rights, Vivendi ADSs and Vivendi Shares that you own and the manner in which you own them, and will provide instructions as to where you should send this Voting Instruction Card. If you own more than 2% of the total voting power of Vivendi Universal, your voting rights will be adjusted in accordance with Vivendi's Statuts (its governing document) such that your actual voting power will be limited to that which you would possess if 100% of the shareholders were present at the shareholders meeting. If you own more than 2% of the total voting power of Vivendi and submit this Voting Instruction Card without first contacting the Custodian and following its instructions, then your Voting Instruction Card will be invalid. An agent or financial intermediary is not deemed to be the owner of Vivendi Voting Rights, Vivendi ADSs and Vivendi Shares for or on behalf of another person."

         Any Voting Instruction Card will be invalid if submitted by any Holder or Beneficial Owner who owns in excess of 2% of the total voting power of Vivendi if the Voting Instruction Card is submitted by a Holder (other than an agent or financial intermediary holding an interest in a Vivendi Voting Right for or on behalf of a Beneficial Owner) to the Custodian or by a Beneficial Owner to an agent or financial intermediary holding an interest in Vivendi Voting

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Rights for or on behalf of a Beneficial Owner, in either case without first contacting the Custodian and following its instruction as contemplated by the Voting Instruction Notice. The Custodian agrees, upon receipt of such contact, to promptly notify Vivendi of such contact and to forward the Voting Instruction Card, upon receipt thereof, to Vivendi. Vivendi agrees to provide the Custodian with sufficient information to fill in the number of Shares in the Voting Instruction Notice and the Custodian shall be entitled to act and rely on such information.

         Upon receipt by the Custodian of a properly completed Voting Instruction Card on or before the Receipt Date, the Custodian shall, either, in its discretion, endeavor to vote such Vivendi Voting Rights, insofar as practicable and permitted under any applicable provisions of French law, Vivendi's Statuts and the Vivendi Voting Rights, in accordance with the Voting Instruction Card or forward such instructions to the Accredited Intermediary as sub-custodian, and the Accredited Intermediary shall endeavor, insofar as permitted under any applicable provisions of French law, the Vivendi's Statuts and the Vivendi Voting Rights, to vote or cause to be voted the Vivendi Voting Rights in accordance with the Voting Instruction Card. The Custodian shall not, and shall direct any Accredited Intermediary not to, vote or attempt to exercise the right to vote that attaches to the Vivendi Voting Rights other than in accordance with such instructions or in accordance with the statement under clause (d) of the first paragraph of this section 3.2 as to the manner in which Vivendi Voting Rights with respect to which the Custodian receives an incomplete Voting Instruction Card or receives a blank proxy or a blank form for voting by mail will be voted.

                  Neither the Custodian nor Vivendi will take any action to impair the ability of the Custodian or any Accredited Intermediary to vote the number of Vivendi Voting Rights necessary to carry out the instructions of all Holders and Beneficial Owners under this section.

                  Notwithstanding the provisions of section 10.1, the Custodian and Vivendi may modify, amend or adopt additional voting procedures from time to time as they determine may be necessary or appropriate to comply with applicable French law or any amendment to Vivendi's Statuts; provided, however, that any such procedures shall not conflict with the provisions contained in the second, third, fourth, fifth and sixth paragraphs of this section 3.2 to the extent reasonably practicable. To the extent applicable French law would require the adoption of voting procedures that conflict with this section 3.2, the procedures adopted shall be consistent to the extent reasonably practicable with the provisions of this section 3.2 and the purposes thereof.

                  The Custodian will not charge any fees to a Holder in connection with enabling the Holder to exercise its voting rights under this section 3.2.

3.3. Changes Affecting Vivendi Voting Rights. Upon the occurrence of an event referred to in clause (ii) of the definition of Vivendi Shares, any Vivendi Voting Rights which shall be received by the Custodian or an Accredited Intermediary in exchange for or in conversion of or in respect of Vivendi Voting Rights, shall be treated as new Vivendi Voting Rights under this Agreement, and Vivendi Voting Rights shall thenceforth represent, in addition to the existing Vivendi Voting Rights, the right to receive the new Vivendi Voting Rights so received.

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                                      -9-


Upon any such change, conversion, or exchange covered by this section in respect of the Vivendi Voting Rights, the Custodian shall give notice thereof to all Holders within 30 days following the applicable event. Vivendi shall inform the Custodian of the occurrence of an event referred to in clause (ii) of the definition of Vivendi Shares.

3.4.  Voting Instructions.  Subject to section 5.6:

    (a) the Custodian shall exercise, or cause to be exercised, the voting rights only on the basis of instructions received (or in accordance with the statement under clause (d) of the first paragraph of section 3.2) under this Article 3 from Holders entitled to instruct the Custodian as to the voting thereof; and

    (b) to the extent that no instructions are received from a Holder with respect to the voting rights to which such Holder is entitled, except as provided in the statement under clause (d) of the first paragraph of section 3.2, the Custodian shall not exercise or permit the exercise of such Voting Rights or attend the Vivendi Meeting in respect thereof.

3.5. Number of Votes. With respect to all Vivendi Meetings, each Holder shall be entitled, in accordance with section 3.2 to cast and exercise one Vivendi Voting Right for each Exchangeable Share owned of record by such Holder on the applicable record date (the "Holder Votes"), in respect of each matter, question, proposal or proposition to be voted on by holders of Vivendi Shares at such Vivendi Meeting.

3.6 Voting by Custodian. As long as the Custodian holds any Vivendi Voting Rights under this Agreement for and on behalf of Holders , the Custodian shall ensure that at least one Vivendi Voting Right is owned in the name of the Custodian in registered form.


                                    ARTICLE 4

                             SHAREHOLDER INFORMATION

4.1. Notices and Reports. On or before the first date on which Vivendi gives notice, by publication or otherwise, of any Vivendi Meeting, or of any adjourned meeting thereof, Vivendi agrees to deliver to the Custodian and any Accredited Intermediary the French version of such notice and an English translation, if not already in English, of the notice thereof in the form given or to be given to holders of Shares.

Vivendi will arrange for the translation into English, if not already in English, and the prompt delivery by it to the Custodian and any Accredited Intermediary of all notices and any other reports and communications, including proxy materials, (i) which Vivendi delivers to the holders of Shares or (ii) which Vivendi makes available for inspection by holders of its Shares. The Custodian will arrange for the mailing, at Vivendi's expense, of copies of such notices, reports and communications referenced in clause (i) of the preceding sentence to all Holders contemporaneously with the sending of such materials to the holders of Vivendi ADSs. The

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                                      -10-


Custodian will make available for inspection by Holders, at its principal office in the City of Montreal, the documents referred to in clause (ii) of the second preceding sentence. Vivendi will timely provide the Custodian with the quantity of such notices, reports, and communications, as requested by the Custodian from time to time, in order for the Custodian to effect such mailings so as to enable the Custodian to send those materials to each Holder at the same time as such materials are first sent to holders of Vivendi ADSs or to make such documents available for inspection. Vivendi agrees not to communicate with holders of Vivendi ADSs with respect to such written materials otherwise than by mail unless such method of communication is also reasonably available to the Custodian to communicate with the Holders. Notwithstanding the foregoing, if Vivendi is required by U.S. law or U.S. stock exchange rules to send the holders of Vivendi ADSs a document in English that includes substantially the same information, with an equivalent or greater level of detail, in the aggregate, than a non-English document that is to be sent to the holders of Vivendi Shares, Vivendi may timely provide the Custodian such document in English in lieu of an English translation of such non-English document.


                                    ARTICLE 5

                            CONCERNING THE CUSTODIAN

5.1. No Conflict of Interest. The Custodian represents to Vivendi and Vivendi Universal Exchangeco that at the date of execution and delivery of this Agreement there exists no conflict of interest in the role of the Custodian hereunder. The Custodian shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this section 5.1, the Custodian has such a conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such conflict of interest. If the Custodian contravenes the foregoing provisions of this section 5.1, any interested party may apply to the Superior Court of Justice (Ontario) for an order that the Custodian be replaced as Custodian hereunder.

5.2. Dealings with Transfer Agents, Registrars, etc. Vivendi and Vivendi Universal Exchangeco authorize the Custodian for the purposes of performing its obligations hereby, from time to time, to:

    (a) consult, communicate and otherwise deal with the Depositary and the respective registrars and transfer agents and any Accredited Intermediary of the Exchangeable Shares, Vivendi Shares and Vivendi ADSs; and

    (b)  obtain a list of Holders.

Vivendi and Vivendi Universal Exchangeco irrevocably authorize their respective registrars and transfer agents to comply with all such requests.

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                                      -11-


5.3. Books and Records. The Custodian shall keep available for inspection by Vivendi and Vivendi Universal Exchangeco at the Custodian's principal office in Montreal correct and complete books and records of account relating to the performance of its obligations under this Agreement, including without limitation, all relevant data relating to mailings and instructions to and from Holders. On or before January 15, 2002, and on or before January 15th in every year thereafter, the Custodian shall transmit to Vivendi and Vivendi Universal Exchangeco a brief report, dated as of the preceding December 31st, with respect to the number of Vivendi Voting Rights held by it on behalf of holders of Exchangeable Shares on that date.

5.4. Reliance Upon Declarations. The Custodian shall not be considered to be in breach of its obligations under this Agreement or the Transfer Agreement if, when required, it acts and relies in good faith upon an Officer's Certificate, information including lists, mailing labels or other documents received from the transfer agent for the Exchangeable Shares or other written direction of Vivendi or Vivendi Universal Exchangeco or the opinion of counsel to Vivendi or Vivendi Universal Exchangeco. The Custodian is entitled to receive an Officer's Certificate or such opinion at any time and from time to time in respect of its obligations under this Agreement and the Transfer Agreement. Notwithstanding the foregoing provisions of this section 5.4 if after consultation with Vivendi or Vivendi Universal Exchangeco the Custodian determines that in respect of any matter hereunder or pursuant to the Transfer Agreement it requires an opinion of counsel and counsel to Vivendi and Vivendi Universal Exchangeco have a conflict in connection with such matter, then the Custodian may retain such counsel in respect of such matter as it may determine. If based on such counsel's opinion the Custodian in the performance of its obligations hereunder or its obligations under the Transfer Agreement requires the advice of services of other experts then after consultation with Vivendi or Vivendi Universal Exchangeco the Custodian may retain such experts.

5.5. Authority to Carry on Business. The Custodian represents to Vivendi and Vivendi Universal Exchangeco that at the date of execution and delivery by it of this Agreement it is authorized to carry on business in each of the provinces of Canada but if, notwithstanding the provisions of this section 5.5, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of such event but the Custodian shall, within 90 days after ceasing to be authorized to carry on business in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

5.6. Conflicting Claims. If conflicting claims or demands are made or asserted with respect to any interest of any Holder in any Vivendi Voting Rights, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Holder in any Vivendi Voting Rights, resulting in conflicting claims or demands being made in connection with such interest, then the Custodian shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Custodian may elect not to exercise any Vivendi Voting Rights subject to such conflicting claims or demands and, in so doing, the Custodian shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Custodian shall be entitled to continue to refrain from acting and to refuse to act until:

    (a) the rights of all adverse claimants with respect to the Vivendi Voting Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal therefrom have expired; or

    (b) all differences with respect to the Vivendi Voting Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Custodian shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Custodian elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Custodian as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

5.7. Custodian Not a Trustee. The relationship between the Holder and the Custodian under this Agreement is that of principal and agent only and not that of beneficiary and trustee and under no circumstances shall this Agreement be construed to create any trust relationship between the Custodian and the Holder.

5.8. Custodian Not Liable for Taxes. The Custodian shall not be liable for any taxes, duties or governmental charges or expenses that may become payable by or on behalf of a Holder in respect of any Vivendi Voting Rights whether under any present or future fiscal or other laws or regulations. Accordingly, if the Custodian shall receive a demand for or be obliged to withhold and pay any such tax, duty, governmental charge or expense then the Custodian shall, if it is not presented with satisfactory proof of payment by the Holder, deduct the amount of same from any monies received on behalf of that Holder and remit the amount withheld to the relevant government authority as and when required by law.

5.9 Custodian Obligations. The Custodian and its directors, employees, agents and affiliates (collectively "Custodian Parties") assume no obligation nor shall any of them be subject to any liability under this Agreement or the Transfer Agreement to the Holders (including, without limitation, liability with respect to the validity or worth of the Vivendi Voting Rights), except that the Custodian agrees to perform its obligations specifically set forth in this Agreement and the Transfer Agreement without fraud, negligence, wilful misconduct or bad faith. Each of the Custodian Parties shall not be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Vivendi Voting Rights, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Accredited Intermediary shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Accredited Intermediary being solely to Vivendi. Each of the Custodian Parties shall not be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any Holder or any other person believed by any of them in good faith to be competent to give such advice or information. The Custodian shall not be liable for any acts or omissions made by a successor Custodian whether in connection with a previous act or omission of the Custodian or in connection with any matter arising wholly after the removal or resignation of the Custodian, provided that in connection with the issue out of which such potential liability arises the Custodian performed its obligations without fraud, negligence, wilful misconduct or bad faith while it acted as Custodian. The Custodian shall not be responsible for any failure to carry out any instructions to vote any of the Vivendi Voting Rights, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is without fraud, negligence, wilful misconduct or bad faith while it acted as Custodian.

5.10 Prevention or Delay in Performance by the Custodian Parties. Each of the Custodian Parties shall not incur any liability to any Holder, if by reason of any provision of any present or future law or regulation of Canada or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of Vivendi's Statuts, or by reason of any provision of any securities issued or distributed by Vivendi, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, any Custodian Party shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of this Agreement or Vivendi Voting Rights it is provided shall be done or performed; nor shall any of the Custodian Parties or Vivendi incur any liability to any Holder by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of this Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement.

5.11 Dealing in Securities. The Custodian may own or deal in any securities of Vivendi and its Affiliates.

5.12 Disclosure of Interest Provisions in Vivendi's Statuts. On the date of this Agreement, Vivendi's Statuts provide that any individual or entity, acting alone or in concert with others, that acquires or disposes of, directly or indirectly, more than 0.5%, or any multiple thereof, of Vivendi's outstanding share capital, voting rights or securities convertible into the share capital of Vivendi, or who falls below any such level, must notify Vivendi, within 15 calendar days from the date of crossing any such threshold, of the number of Vivendi Shares, voting rights or securities convertible into the share capital of Vivendi that such individual or entity holds, directly or indirectly or in concert with others. In the event of a failure to comply with such notification requirement, upon the request of one or more shareholders holding no less than 0.5% of Vivendi's share capital, the Vivendi Shares (including the Vivendi Shares represented by American Depositary Shares), Vivendi Voting Rights or rights relating to Vivendi Shares in excess of the relevant threshold will be deprived of voting rights for all shareholder meetings until the end of a two-year period following the date on which the Holder or the Beneficial Owner has complied with such notification requirements.

The provisions described in this Section 5.12 are applicable to Holders and Beneficial Owners, but Vivendi acknowledges and agrees it shall not consider the Custodian (solely in its capacity as the Custodian), any Accredited Intermediary (solely in its capacity as an Accredited Intermediary) or any agent or financial intermediary holding an interest in an Exchangeable

Share (solely to the extent that such interest is held for or on behalf of a Beneficial Owner) to be a single shareholder holding in excess of 0.5% of Vivendi's outstanding share capital or voting rights or securities convertible into the share capital of Vivendi for purposes of Vivendi's Statuts.


                                    ARTICLE 6

                                  COMPENSATION

6.1. Fees and Expenses of the Custodian. Vivendi agrees to pay to the Custodian reasonable compensation for all of the services rendered by it under this Agreement and the Transfer Agreement and will reimburse the Custodian for all reasonable expenses (including but not limited to taxes, compensation paid to counsel, experts, agents and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency, reasonably incurred by the Custodian in connection with the carrying out of its rights and duties under this Agreement and the Transfer Agreement; provided that Vivendi shall have no obligation to reimburse the Custodian for any expenses of disbursements paid, incurred or suffered by the Custodian in any suit or litigation in which the Custodian is determined to have acted in bad faith or with negligence or willful misconduct.


                                    ARTICLE 7

                   INDEMNIFICATION AND LIMITATION OF LIABILITY

7.1. Indemnification of the Custodian. Vivendi and Vivendi Universal Exchangeco jointly and severally agree to indemnify and hold harmless the Custodian and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement and the Transfer Agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Custodian's legal counsel) (collectively, "Claims") which, without fraud, negligence, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Custodian's compliance with its obligations set forth in this Agreement or the Transfer Agreement as the case may be, or any written or oral instruction delivered to the Custodian by Vivendi or Vivendi Universal Exchangeco under this Agreement or the Transfer Agreement.

In no case shall Vivendi or Vivendi Universal Exchangeco be liable under this indemnity for any claim against any of the Indemnified Parties unless Vivendi and Vivendi Universal Exchangeco shall be notified by the Custodian of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, Vivendi and Vivendi Universal Exchangeco shall be entitled to participate at their own expense in the defense and, if Vivendi and Vivendi Universal Exchangeco so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Custodian shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Custodian unless: (i) the employment of such counsel has been authorized by Vivendi or Vivendi Universal Exchangeco such authorization not to be unreasonably withheld; or (ii) the named parties to any such suit include both the Custodian and Vivendi or Vivendi Universal Exchangeco and the Custodian shall have been advised by counsel acceptable to Vivendi or Vivendi Universal Exchangeco that there may be one or more legal defenses available to the Custodian that are different from or in addition to those available to Vivendi or Vivendi Universal Exchangeco and that, in the opinion of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Vivendi and Vivendi Universal Exchangeco shall not have the right to assume the defense of such suit on behalf of the Custodian but shall be liable to pay the reasonable fees and expenses of counsel for the Custodian). This indemnity shall survive the termination of this Agreement, the Transfer Agreement and the resignation or removal of the Custodian under this Agreement or the Transfer Agreement. Neither Vivendi nor Vivendi Universal Exchangeco have any obligation to indemnify the Indemnified Parties against Claims incurred by an Indemnified Party as a result of the fraud, negligence, wilful misconduct or bad faith of any Indemnified Party.


                                    ARTICLE 8

                               VIVENDI SUCCESSORS

8.1. Certain Requirements in respect of Combination, etc. If Vivendi consummates any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom then:

    (a) such other person or continuing corporation (herein called the "Vivendi Successor"), must by operation of law, become, without more, bound by the terms and provisions of this Agreement or, if not so bound, execute, before or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Custodian, acting reasonably, and in the opinion of legal counsel are reasonably necessary or advisable to evidence the assumption by the Vivendi Successor of all the covenants and obligations of Vivendi under this Agreement; and

    (b) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights of the Holders hereunder, and the Custodian shall have received an Officer's Certificate and an opinion of counsel to such effect to the extent applicable.

8.2 Vesting of Powers in Successor. Whenever the conditions of section 8.1 have been duly observed and performed, the Custodian, Vivendi Successor, Vivendi and Vivendi Universal Exchangeco shall, if required by section 8.1, execute and deliver the supplemental agreement provided for in this Agreement and thereupon Vivendi Successor shall possess and from time to time may exercise each and every right and power of Vivendi under this Agreement in the name of Vivendi or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Vivendi or any officers of Vivendi may be done and performed with like force and effect by the directors or officers of such Vivendi Successor.


                                    ARTICLE 9

                      CUSTODIAN AND ACCREDITED INTERMEDIARY

9.1. Resignation. The Custodian may at any time resign under this Agreement and the Transfer Agreement by giving written notice of such resignation to Vivendi and Vivendi Universal Exchangeco specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless Vivendi and Vivendi Universal Exchangeco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor Custodian under this Agreement and the Transfer Agreement and the acceptance of such appointment by the successor Custodian under this Agreement and the Transfer Agreement. Upon receiving such notice of resignation, Vivendi and Vivendi Universal Exchangeco shall promptly appoint a successor Custodian, which shall be a corporation organized and existing under the laws of Canada or a province by written instrument in duplicate, one copy of which shall be delivered to the resigning Custodian and one copy to the successor Custodian. Failing the appointment and acceptance of a successor Custodian, a successor Custodian may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring Custodian is the party initiating an application for the appointment of a successor Custodian by order of a court of competent jurisdiction, Vivendi shall be liable to reimburse the retiring Custodian for its legal costs and expenses in connection with same.

9.2. Removal. The Custodian, or any Custodian hereafter appointed, may (provided a successor Custodian is appointed) be removed at any time on not less than 30 days' prior notice by written instrument executed by Vivendi and Vivendi Universal Exchangeco, in duplicate, one copy of which shall be delivered to the Custodian so removed and one copy to the successor Custodian.

9.3. Successor Custodian. Any successor Custodian appointed as provided under this Agreement shall execute, acknowledge and deliver to Vivendi and Vivendi Universal Exchangeco and to its predecessor Custodian an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor Custodian shall become effective and such successor Custodian, without any further act, deed or conveyance, shall become vested with all the rights and obligations of its predecessor under this Agreement, with the like effect as if originally named as Custodian in this Agreement. However, on the written request of Vivendi and Vivendi Universal Exchangeco or of the successor Custodian, the Custodian ceasing to act shall, upon payment of any amounts then due it under the provisions of this Agreement, execute and deliver an instrument transferring to such successor Custodian all the rights of the Custodian so ceasing to act. Upon the request of any such successor Custodian, Vivendi, Vivendi Universal Exchangeco and such predecessor Custodian shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor Custodian all such rights and powers.

9.4. Notice of Successor Custodian. Upon acceptance of appointment by a successor Custodian as provided herein, Vivendi and Vivendi Universal Exchangeco shall cause to be mailed notice of the succession of such Custodian hereunder to each Holder. If Vivendi or Vivendi Universal Exchangeco shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor Custodian, the successor Custodian shall cause such notice to be mailed at the expense of Vivendi and Vivendi Universal Exchangeco.

9.5. Accredited Intermediary. If an Accredited Intermediary is appointed pursuant to the provisions of section 2.3 hereunder it shall be subject at all times and in all respects to the direction of Vivendi and shall be responsible solely to it and the Custodian. The Accredited Intermediary may resign and be discharged from its duties hereunder by notice of such resignation delivered to the Custodian and Vivendi at least 30 days prior to the date on which such resignation is to become effective. Vivendi shall, promptly after receiving such notice, appoint a substitute intermediary, after consultation with the Custodian, which shall thereafter be the Accredited Intermediary hereunder. Whenever Vivendi determines that it is in the best interest of the Holders to do so, it may cause the appointment of a substitute or an additional intermediary, after consultation with the Custodian, which shall thereafter be the Accredited Intermediary hereunder. Upon demand of the Custodian or Vivendi, the Accredited Intermediary shall deliver such of the Vivendi Voting Rights held by it as are requested of it to any other Accredited Intermediary or such substitute or additional intermediary or intermediaries. Each such substitute or additional intermediary shall deliver to Vivendi forthwith upon its appointment, an acceptance of such appointment satisfactory in form and substance to the Custodian and Vivendi. Immediately upon any such change, the Custodian shall give notice thereof in writing to all Holders.

Upon the appointment of any successor Custodian hereunder, any Accredited Intermediary then acting hereunder shall forthwith become, without any further act or writing, the sub-custodian hereunder of such successor Custodian and the appointment of such successor Custodian shall in no way impair the authority of each Accredited Intermediary hereunder; but the successor Custodian so appointed shall, nevertheless, on the written request of any Accredited Intermediary, execute and deliver to such Accredited Intermediary all such instruments as may be proper to give to such Accredited Intermediary full and complete power and authority as agent hereunder of such successor Custodian.

Any Accredited Intermediary shall be an entity qualifying as an accredited intermediary eligible to hold securities of Vivendi in bearer form under French law. If appointed, the Accredited Intermediary shall be the registered holder of the Vivendi Voting Rights in any circumstances so required by French law, or considered desirable by Vivendi or the Custodian. The Accredited Intermediary must agree, as a condition of its appointment as such, that it shall hold the Vivendi Voting Rights only as nominee.

9.6 Transfer Agreement. Concurrently with the appointment of a successor Custodian under this Agreement, a successor Custodian will be appointed under the Transfer Agreement, mutatis mutandis. The Transfer Agreement will terminate concurrently with the termination of this Agreement in accordance with section 11.2.


                                   ARTICLE 10

                 AMENDMENTS AND SUPPLEMENTAL CUSTODY AGREEMENTS

10.1. Amendments, Modifications, etc. Subject to sections 8.2, 10.2, 10.4 and except as otherwise provided in this section, this Agreement may be amended or modified by an agreement in writing executed by Vivendi and the Custodian without the consent of the Holders in any respect which they may deem necessary or desirable. Notwithstanding the foregoing, (i) the provisions of section 3.2 of this Agreement shall not be amended, modified or supplemented in any manner adverse to the Holders or Beneficial Owners without the affirmative, written approval of the Holders holding Vivendi Voting Rights evidencing at least a majority of the Vivendi Voting Rights and (ii) this Agreement shall not be amended, modified or supplemented in any manner which will materially and adversely affect the rights of the Holders or Beneficial Owners unless such amendment, modification or supplement shall have been affirmatively approved in writing by the Holders holding Vivendi Voting Rights evidencing at least a majority of the Vivendi Voting Rights. The Custodian shall not be required to effect any amendment, modification or supplement to this Agreement without the approval of the Holders to the extent required in the preceding sentence unless in the case of clause (i) of the preceding sentence, Vivendi shall have first certified in writing to the Custodian, which certification the Custodian shall be entitled to act and rely on in full, that such amendment, modification or supplement does not adversely affect the rights of Holders or Beneficial Owners and, in the case of clause (ii) of the preceding sentence, Vivendi shall have first certified in writing to the Custodian, which certification the Custodian shall be entitled to act and rely on in full, that such amendment, modification or supplement does not materially and adversely affect the rights of Holders or Beneficial Owners.

10.2. Ministerial Amendments. Notwithstanding the provisions of section 10.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Holders, amend or modify this Agreement for the purposes of:

    (a) adding to the covenants of any or all parties hereto for the protection of the Holders hereunder provided that the Board of Directors of each of Vivendi Universal Exchangeco and Vivendi shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Holders;

    (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Vivendi and Vivendi Universal Exchangeco and in the opinion of counsel to the Custodian, having in mind the best interests of the Holders, it may be expedient to make, provided that such Boards of Directors and the Custodian, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Holders;

    (c) making such changes or corrections which, on the advice of counsel to Vivendi, Vivendi Universal Exchangeco and the Custodian, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Custodian, acting on the advice of counsel, and the Board of Directors of each of Vivendi and Vivendi Universal Exchangeco shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Holders; or

    (d) complying with applicable laws or rules and regulations thereunder or Vivendi's Statuts.

10.3. Meeting to Consider Amendments. Vivendi Universal Exchangeco, at the request of Vivendi, shall call a meeting or meetings of the Holders for the purpose of considering any proposed amendment or modification requiring approval under this Agreement requiring such a meeting. Any such meeting or meetings shall be called and held in accordance with the by-laws of Vivendi Universal Exchangeco, the Share Provisions and all applicable laws.

10.4. Changes in Capital of Vivendi and Vivendi Universal Exchangeco. At all times after the occurrence of any event contemplated under section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which the Vivendi Shares, Vivendi Voting Rights or the Exchangeable Shares are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which the Vivendi Voting Rights are so changed and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

10.5. Execution of Supplemental Custody Agreements. From time to time Vivendi Universal Exchangeco (when authorized by a resolution of its Board of Directors), Vivendi (when authorized by a resolution of its Board of Directors) and the Custodian may, subject to the provisions of this Agreement, and they shall, when so directed by the provisions of this Agreement, execute and deliver by their proper officers, agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

    (a) evidencing the successors of any successor Custodian in accordance with the provisions of Article 9;

    (b) making any additions to, deletions from or alterations of the provisions of this Agreement which, in the opinion of the Custodian, acting on the advice of counsel, will not be prejudicial to the interests of the Holders or are, in the opinion of counsel to the Custodian, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Vivendi, Vivendi Universal Exchangeco, the Custodian or this Agreement; and

    (c) for any other purposes not inconsistent with the provisions of this Agreement, including without limitation, to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Custodian, the rights of the Custodian and Holders will not be prejudiced thereby.

10.6. Amendment to Transfer Agreement. Vivendi will not without the prior approval of Vivendi Universal Exchangeco and the prior approval of the Holders given in accordance with section 10.2 of the Share Provisions, take or authorize or approve, any action that would cause or result in any variation (whether an increase or decrease) in the rights of the actions en nue propriete comprising the Vivendi Voting Rights, or the allocation of rights between them and the corresponding usufruct including without limitation, the Board of Directors of Vivendi shall not propose, approve or endorse any amendment to any provisions of Vivendi's Statuts that would have such result.


                                   ARTICLE 11

                       TERMINATION OF RIGHTS OR AGREEMENT

11.1. Transfer of Vivendi Voting Rights to Vivendi. Upon the acquisition by Vivendi or its Affiliates of Exchangeable Shares pursuant to the provisions of the Exchange Trust Agreement, the Share Provisions, the Support Agreement, the Plan of Arrangement or otherwise the Vivendi Voting Rights relating to such Exchangeable Shares shall be automatically transferred to Vivendi without any further action by the Holders of such Exchangeable Shares. Upon receipt by the Custodian of an Officer's Certificate setting forth the details of any such acquisition of Exchangeable Shares by Vivendi, the Custodian will deliver such documents as Vivendi may reasonably request.

11.2. Term. This Agreement shall continue until the earliest to occur of the following events:

    (a)  no outstanding Exchangeable Shares are held by a Holder; and

    (b) each of Vivendi and Vivendi Universal Exchangeco elects in writing to terminate this Agreement and such termination is approved by the Holders in accordance with section 10.2 of the Share Provisions.

The provisions of Articles 6 and 7 shall survive any termination of this Agreement.


                                   ARTICLE 12

                               CONCERNING VIVENDI

12.1. Vivendi Obligations. Vivendi and its directors, employees, agents and affiliates (collectively "Vivendi Parties") assume no obligation nor shall any of them be subject to any liability under this Agreement to the Holders or Beneficial Owners, except that Vivendi agrees to perform its obligations specifically set forth in this Agreement without fraud, negligence, wilful misconduct or bad faith. Each of the Vivendi Parties shall not be under any obligation in respect of its obligations under this Agreement to appear in, prosecute or defend any action, suit or other proceeding in respect of any Vivendi Voting Rights, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required. Each of the Vivendi Parties shall not be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any Holder or any other person believed by any of them in good faith to be competent to give such advice or information.

12.2. Prevention or Delay in Performance by the Vivendi Parties. Each of the Vivendi Parties shall not incur any liability to any Holder, if by reason of any provision of any present or future law or regulation of Canada or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of Vivendi's Statuts, or by reason of any provision of any securities issued or distributed by Vivendi, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, any Vivendi Party shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of this Agreement or Vivendi Voting Rights it is provided shall be done or performed; nor shall any of the Vivendi Parties or Vivendi incur any liability to any Holder by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of this Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement.

                                   ARTICLE 13

                                     GENERAL

13.1. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.2. Enurement. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Holders and the Beneficial Owners.

13.3. Notices to Parties. All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

(a)      if to Vivendi or Vivendi Universal Exchangeco, at:

         c/o Vivendi S.A.
         42, avenue de Friedland
         75380 Paris Cedex 08
         France

         Attention:   Le Secretaire General
         Telecopier No.:  33.1.71.71.11.79

         With a copy to:
         Blake, Cassels & Graydon LLP
         Box 25, Commerce Court West
         199 Bay Street
         Toronto, Ontario
         M5L 1A9

         Attention:  Alan Bell
         Telecopier No.: 416-863-2653

(b)      if to the Custodian, at:

         CIBC Mellon Trust Company
         16th Floor, 2001 University Street
         Montreal, Quebec
         H3A 2A6

         Attention:  Branch Manager
         Telecopier No.: 514-285-3640

(c)      if to the Holders:
         At their respective addresses set forth in the Exchangeable Share registers.

Any and all notices to be given and any documents to be sent to any Holders may be given or sent to the address of such Holder shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of Vivendi Universal Exchangeco from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Holders.

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

13.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.5. Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

13.6. Attornment. Each of the parties agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and Vivendi hereby appoint Vivendi Universal Exchangeco at its registered office in the Province of Ontario as attorney for service of process.

         IN WITNESS WHEREOF Vivendi Universal, Vivendi Universal Exchangeco Inc. and CIBC Mellon Trust Company have duly executed this Agreement as of the day, and year first set forth above.

                                       VIVENDI UNIVERSAL S.A.


                                       Per:   ________________________________
                                              Name:
                                              Title:



                                       VIVENDI UNIVERSAL EXCHANGECO INC.


                                       Per:   ________________________________
                                              Name:
                                              Title:



                                       CIBC MELLON TRUST COMPANY


                                       Per:   ________________________________
                                              Name:
                                              Title: